United States securities and exchange commission logo





                     November 29, 2022

       Todd B. Patriacca
       Chief Financial Officer
       Altra Industrial Motion Corp.
       300 Granite Street, Suite 201
       Braintree, MA 02184

                                                        Re: Altra Industrial
Motion Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 28,
2022
                                                            File No. 001-33209

       Dear Todd B. Patriacca:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Glenn Deegan